Exhibit 99.1

NUTRACEA’S PLAN OF REORGANIZATION APPROVED BY BANKRUPTCY COURT

Creditors Overwhelmingly Voted in Favor of the Plan

For Immediate Release

PHOENIX, AZ, November 2, 2010 —NutraCea (NTRZ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced that on October 27, 2010 the United States Bankruptcy Court for the District of Arizona entered an order confirming the company’s First Amended Plan of Reorganization (the “Plan”). Creditors voted overwhelmingly in favor of the Plan.

W. John Short, Chairman and CEO, commented, “The Bankruptcy Court’s approval of our Plan of Reorganization is an important milestone for our company and further positions NutraCea for emergence from Chapter 11 before year end.  I am extremely proud of the job done by our employees, who contributed to making this restructuring a success and are the foundation for the continued growth our company.   I also want to thank our Board of Directors and professional advisors for their support and counsel during this process.  Finally, I am most appreciative for the support and confidence that our secured and unsecured creditors demonstrated by voting overwhelmingly in favor of the Plan.”

Mr. Short, continued, “Since our filing for voluntary Chapter 11 protection nearly a year ago, we have worked hard to take best advantage of the court supervised protection provided under chapter 11 of the US Bankruptcy Code to restructure NutraCea  so we can emerge a stronger, more viable company.  Since mid-2009 we have divested non-core businesses including a wheat milling joint venture, a nutraceuticals distribution business, our equine feed brands and the infant cereal business.  In addition, we have reduced payroll and operating expenses by approximately $4.6 million annually and strengthened our management team with the addition of Dale Belt as EVP and CFO, Colin Garner as SVP of Sales and the promotion of Leo Gingras to President. “

Mr. Short concluded, “We are rebuilding NutraCea by focusing on our core businesses of stabilized rice bran (SRB), rice bran oil (RBO) /defatted rice bran (DRB) and rice bran-related therapeutic applications.    We are confident that this focus will provide us with a solid foundation to grow our company for the benefit of our shareholders, employees, customers, suppliers, creditors and other stakeholders. “

A summary of the material terms of the Plan is listed in the 8-K filed with the Securities and Exchange Commission today.

This release contains forward-looking statements, including statements about the Company’s successful restructuring and exit from bankruptcy. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. NutraCea also produces consumer Rice Bran health supplements which can be found at http://www.nutraceaonline.com. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com